Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GREENVISION ACQUISITION CORP.

Pursuant to Section 245 of the

Delaware General Corporation Law

GreenVision Acquisition Corp., a corporation existing under the laws of the State of Delaware, by its Chief Executive Officer, hereby certifies as follows:

1. The name of the corporation is GreenVision Acquisition Corp. (hereinafter called the “Corporation”).

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 11, 2019.

3. This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation (hereinafter the “Corporation”) is:

GreenVision Acquisition Corp.

SECOND: The address of the initial registered office and registered agent in this state of Delaware is c/o Cogency Global Inc., 850 New Burton Road, Suite 201, in the City of Dover, County of Kent, Zip Code 19904. The registered agent in charge thereof is Cogency Global Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Delaware, now or hereafter in effect, or implied by the reasonable construction of the said laws.

FOURTH: The name and mailing address of the incorporator is: Jie Chengying Xiu, c/o Becker & Poliakoff LLP, 45 Broadway, 17th Floor, New York NY 10006.

FIFTH: Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is FOUR HUNDRED MILLION (400,000,000) shares, consisting of THREE HUNDRED MILLION (300,000,000) shares of Common Stock, $0.00001 par value per share (hereinafter, the “Common Stock”), and ONE HUNDRED MILLION (100,000,000) shares of Preferred Stock, $0.00001 par value per share (hereinafter, the “Preferred Stock”).

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

SIXTH: This Article Sixth shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination” (as defined below). A “Business Combination” shall mean any merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination involving the Corporation and one or more businesses or entities (“Target Business”), or entering into contractual arrangements that give the Corporation control over such a Target Business, and, if the Corporation is then listed on a national securities exchange, the Target Business has a fair market value equal to at least 80% of the balance in the Trust Fund (as defined below), less any taxes payable on interest earned, at the time of signing a definitive agreement in connection with the initial Business Combination. “IPO Shares” shall mean the shares sold pursuant to the registration statement on Form S-1 (“Registration Statement”) filed with the Securities and Exchange Commission (“Commission”) in connection with the Corporation’s initial public offering (“IPO”). The “fair market value” for purposes of this Article Sixth will be determined by the Board of Directors of the Corporation based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). If the Board of Directors is unable to independently determine the fair market value of the Target Business, the Corporation will obtain an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, with respect to the satisfaction of such criteria.

A. Prior to the consummation of a Business Combination, the Corporation shall either (i) submit any Business Combination to its holders of Common Stock for approval (“Proxy Solicitation”) pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or (ii) provide its holders of IPO Shares with the opportunity to sell their shares to the Corporation by means of a tender offer (“Tender Offer”).

B. If the Corporation engages in a Proxy Solicitation with respect to a Business Combination, the Corporation will consummate the Business Combination only if a majority of the then outstanding shares of Common Stock present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination.

C. In the event that a Business Combination is consummated by the Corporation or the Corporation holds a vote of its stockholders to amend its Certificate of Incorporation, any holder of IPO Shares who (i) voted on the proposal to approve such Business Combination or amend the Certificate of Incorporation, whether such holder voted in favor or against such Business Combination or amendment, and followed the procedures contained in the proxy materials to perfect the holder’s right to convert the holder’s IPO Shares into cash, if any, or (ii) tendered the holder’s IPO Shares as specified in the tender offer materials therefor, shall be entitled to receive the Conversion Price (as defined below) in exchange for the holder’s IPO Shares. The Corporation shall, promptly after consummation of the Business Combination or the filing of the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, convert such shares into cash at a per share price equal to the quotient determined by dividing (i) the amount then held in the Trust Fund (as defined below) less any income taxes owed on such funds but not yet paid, calculated as of two business days prior to the consummation of the Business Combination or the filing of the amendment, as applicable, by (ii) the total number of IPO Shares then outstanding (such price being referred to as the “Conversion Price”). “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which the amount specified in Registration Statement is deposited. Notwithstanding the foregoing, a holder of IPO Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (“Group”) with, will be restricted from demanding conversion in connection with a proposed Business Combination with respect to 15.0% or more of the IPO Shares. Accordingly, all IPO Shares beneficially owned by such holder or any other person with whom such holder is acting in concert or as a Group with in excess of 15.0% or more of the IPO Shares will remain outstanding following consummation of such Business Combination in the name of the stockholder and not be converted.

D. The Corporation will not consummate any Business Combination unless it has net tangible assets of at least $5,000,001 upon consummation of such Business Combination.

E. In the event that the Corporation does not consummate a Business Combination within 12 months from the consummation of the IPO, the Board of Directors may extend the period of time to consummate a Business Combination up to two times, each by an additional three months, for an aggregate of six additional months (the latest such date being referred to as the “Termination Date”), providing that (i) for each such extension the Sponsor (or its affiliates or designees) must deposit into the Trust Account $500,000 (or up to $575,000 if the underwriters’ over-allotment option is exercised in full) per extension in exchange for a non-interest bearing, unsecured promissory note, for maximum aggregate proceeds to the Corporation of $1,000,000 (or up to $1,150,000 if the underwriters’ over-allotment option is exercised in full) if two extensions occur and (ii) the procedures relating to any such extension, as set forth in the Investment Management Trust Agreement between the Corporation and Continental Stock Transfer & Trust Company, shall have been complied with. The gross proceeds from the issuance of such promissory notes will be added to the proceeds from the IPO to be held in the Trust Account and shall be used to fund the redemption of the IPO Shares in accordance with this Section E of Article SIXTH. In the event that the Corporation does not consummate a Business Combination by the Termination Date, the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the IPO Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board of Directors pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Corporation’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law. In such event, the per-share redemption price shall be equal to a pro rata share of the Trust Account plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Corporation for its working capital requirements or necessary to pay its taxes divided by the total number of IPO Shares then outstanding.

F. A holder of IPO Shares shall only be entitled to receive distributions from the Trust Fund in the event (i) he demands conversion of his shares in accordance with paragraph C above or (ii) that the Corporation has not consummated a Business Combination by the Termination Date as described in paragraph E above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

G. If the Corporation engages in a Tender Offer, the Corporation shall file tender offer documents with the Commission which will contain substantially the same financial and other information about the Business Combination as is required under the proxy rules promulgated under the Exchange Act and that would have been included in any proxy statement filed with the Commission in connection with a Proxy Solicitation, even if such information is not required under the tender offer rules promulgated under the Exchange Act. The Corporation shall not purchase any shares of Common Stock other than IPO Shares in any such Tender Offer.

H. Unless and until the Corporation has consummated its initial Business Combination as permitted under this Article SIXTH, the Corporation may not consummate any other business combination transaction, whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, transaction or otherwise. The Corporation shall not consummate a Business Combination with an entity that is affiliated with any of the Corporation’s officers, directors or sponsors unless the Corporation has obtained an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions on the type of Target Business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view and a majority of the Corporation’s disinterested independent directors approve such Business Combination.

I. Prior to a Business Combination, the Board of Directors may not issue any securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Fund or which vote as a class with the Common Stock on a Business Combination.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

EIGHTH

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

C. Notwithstanding the foregoing provisions of this Article Eighth, no indemnification nor advancement of expenses will extend to any claims made by the Company’s officers and directors to cover any loss that such individuals may sustain as a result of such individuals’ agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Corporation for services rendered or contracted for or products sold to the Corporation, as described in the Registration Statement.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the GCL or this Amended and Restated Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) any action or claim arising under the Exchange Act or Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on behalf of the Corporation by Zhigeng Fu, its Chief Executive Officer, as of the 15th day of October, 2019.

GreenVision Acquisition Corp.

By:	/s/ Zhigeng Fu
Zhigeng Fu, Chief Executive Officer

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